Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

BioLargo, Inc.

We consent to the inclusion in this Post-Effective Amendment No. 6 to the Registration Statement on Form S-1 (file No. 333-233534) of BioLargo, Inc. (the “Company”) of our report dated March 31, 2023, relating to our audit of the Company’s consolidated financial statements as of December 31, 2022 and for the year then ended, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

Our report dated March 31, 2023 contains an emphasis of a matter paragraph that states the Company has experienced recurring losses, negative cash flows from operations, and has limited capital resources. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We also consent to the reference to our Firm under the heading “Experts” in this Registration Statement on Form S-1.

/s/Haskell & White LLP

HASKELL & WHITE LLP

Irvine, California

April 12, 2024